Exhibit (12)(ii)

CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends

                                                            2003                             Year Ended December 31,
                                                   ----------------------      ----------------------------------------------------
                                                   3 Months     12 Months
                                                     Ended        Ended
                                                   March 31      March 31        2002        2001 (1)        2000           1999
                                                   --------     ---------      --------      --------      ---------      ---------
    Earnings:

A.     Net Income                                  $ 15,158      $ 32,426      $ 32,524      $ 44,178      $  52,595      $  51,881
B.     Federal & State Income Tax                    10,453        22,051        21,690        (7,637)        37,150         28,144
                                                   --------      --------      --------      --------      ---------      ---------
C.     Earnings before Income Taxes                $ 25,611      $ 54,477      $ 54,214      $ 36,541      $  89,745      $  80,025
                                                   ========      ========      ========      ========      =========      =========
D.     Fixed Charges
            Interest on Mortgage Bonds                  263         1,730         2,136         5,211         11,342         13,057
            Interest on Other Long-Term Debt          2,625        10,781         9,819        10,446         12,864         11,094
            Other Interest                            2,500        11,089        11,772        11,820          6,251          4,860
            Interest Portion of Rents                   189           748           749           801            962            993
            Amortization of Premium & Expense
              on Debt                                   324         1,280         1,249         1,350          1,170            993
                                                   --------      --------      --------      --------      ---------      ---------
               Total Fixed Charges                 $  5,901      $ 25,628      $ 25,725      $ 29,628      $  32,589      $  30,997
                                                   ========      ========      ========      ========      =========      =========

E.     Total Earnings                              $ 31,512      $ 80,105      $ 79,939      $ 66,169      $ 122,334      $ 111,022
                                                   ========      ========      ========      ========      =========      =========


     Preferred Dividend Requirements:
F.     Allowance for Preferred Stock Dividends
                 Under IRC Sec 247                 $    451      $  1,805      $  2,161      $  3,230      $   3,230      $   3,230
G.     Less Allowable Dividend Deduction                (32)         (127)         (127)         (127)          (127)          (127)
                                                   --------      --------      --------      --------      ---------      ---------
H.     Net Subject to Gross-up                          419         1,678         2,034         3,103          3,103          3,103
I.     Ratio of Earnings before Income
            Taxes to Net Income   (C/A)               1.690         1.680         1.667         0.827          1.706          1.542
                                                   --------      --------      --------      --------      ---------      ---------
J.     Pref. Dividend  (Pre-tax)   (H x L)              708         2,819         3,391         2,566          5,294          4,785
K.     Plus Allowable Dividend Deduction                 32           127           127           127            127            127
                                                   --------      --------      --------      --------      ---------      ---------
L.     Preferred Dividend Factor                        740         2,946         3,518         2,693          5,421          4,912
M.     Fixed Charges(D)                               5,901        25,628        25,725        29,628         32,589         30,997
                                                   --------      --------      --------      --------      ---------      ---------
N.     Total Fixed Charges and Preferred
         Dividends                                 $  6,641      $ 28,574      $ 29,243      $ 32,321      $  38,010      $  35,909
                                                   ========      ========      ========      ========      =========      =========

O.     Ratio of Earnings to Fixed Charges   (E/D)      5.34          3.13          3.11          2.23           3.75           3.58
                                                   ========      ========      ========      ========      =========      =========
P.     Ratio of Earnings to Fixed Charges and
       Preferred Dividends  (E/N)                      4.75          2.80          2.73          2.05           3.22           3.09
                                                   ========      ========      ========      ========      =========      =========

(1) The reduction in the ratios reflect the net effect of regulatory actions in 2001 associated with the sale of the interests of Central Hudson in its principal generating facilities; including the recording of a significant amount of federal investment income tax credits.